Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34834) pertaining to the Magnetek FlexCare Retirement Savings Plan of our report dated July 11, 2005, with respect to the financial statements and schedule of the Magnetek FlexCare Plus Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

Moss Adams LLP

Los Angeles, CA

July 11, 2005